Exhibit 99.1

Real Goods Solar Closes Merger with Alteris Renewables

Boulder, CO, December 20, 2011 – Real Goods Solar, Inc. (NASDAQ: RSOL) and Earth Friendly Energy Group Holdings, LLC, d/b/a Alteris Renewables, Inc., announced today that they have completed their previously announced merger to create a multi-state solar integration powerhouse. Pursuant to the merger agreement, Real Goods Solar, Inc. issued 8.7 million shares of Class A common stock.

The merger brings together two pioneers and leaders in the solar industry, each with more than 30 years of experience in their respective markets. Combining a widely recognized and reputable consumer brand with a premier commercial customer base, a strong array of financing solutions and in-house engineering expertise, this merger creates a leading renewable energy integrator. Real Goods Solar is well poised to capitalize on strong solar installation growth with more than a dozen offices, covering both coasts with national design-build-finance-operate capabilities.

Both companies are now operating on a single financial system and significant progress has been made to centralize functions at our headquarters in Louisville, Colorado. As previously announced during our third quarter earnings call, Real Goods Solar anticipates 2011 calendar year net revenue of approximately $110 million, with the fourth quarter showing positive EBITDA. In addition, Real Goods Solar expects to achieve approximately $180 million of net revenue for calendar year 2012, excluding acquisitions, which represents an organic growth rate above 40%.

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential and commercial solar energy EPC provider, having installed over 11,000 solar systems. Real Goods Solar offers turnkey solar energy services and has 33 years of experience in solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. With 15 offices in California, Colorado and the Northeast, Real Goods Solar is one of the largest residential solar installers in the country. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

Contact:	Erik Zech Chief Financial Officer 415-295-4952 erik.zech@realgoods.com